Exhibit 99.1

Contact: Steve Pickman
913-367-1480

FOR IMMEDIATE RELEASE:

MGP INGREDIENTS TO WEBCAST ANNUAL MEETING OCTOBER 12, 2006

ATCHISON, Kan., October 10, 2006—MGP Ingredients, Inc. (Nasdaq/MGPI) today announced that the company will host a webcast of its Annual Meeting of Stockholders to be held Thursday, October 12, 2006 beginning at 10 a.m. (central time) at the Atchison Heritage Conference Center, Atchison, Kan. Persons may listen to the annual meeting and view a simultaneous presentation live via a link on the homepage of the company’s website, www.mgpingredients.com. Interested individuals are encouraged to access the link to the webcast meeting 15 minutes prior to its commencement to ensure the availability of necessary audio software. An archived edition of the meeting will be available for three months following the meeting via the same link.

The meeting will include comments by Cloud L. “Bud” Cray, chairman of MGPI’s Board of Directors, Ladd Seaberg, president and chief executive officer, and Tim Newkirk, chief operating officer. The presentation will include a review of fiscal 2006 financial highlights and the company’s core capabilities and strategies. As previously announced, Cray plans to step down as board chairman at the conclusion of the annual meeting. He will maintain a position on the board and will be succeeded as chairman by Seaberg, who will also continue as CEO. Newkirk will succeed Seaberg as president.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. These include specialty proteins and starches for use in food and non-food applications, and food grade and fuel grade alcohol. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan., that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

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